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Exhibit 99.1
FOR MORE INFORMATION, CONTACT
Lisa Stoner
Investor Relations
Humana Inc.
502-580-2652
lstamper@humana.com

or

Mark Taylor
Corporate Communications
Humana Inc.
317-753-0345
mtaylor108@humana.com

Humana Elects David T. Feinberg, M.D. to Board of Directors

LOUISVILLE, Ky. — Mar. 1, 2022 — Humana Inc. (NYSE: HUM) announced today that David T. Feinberg, M.D., M.B.A., has been elected as a member of the Company’s Board of Directors. He currently serves as the President, CEO and member of the Board of Directors of Cerner, a supplier of health information technology services, devices and hardware.

Dr. Feinberg is a seasoned industry executive with 25-plus years in senior healthcare leadership roles. Prior to joining Cerner, Dr. Feinberg served as Vice President of Google Health, where he led Google’s worldwide health efforts, bringing together groups from across Google and Alphabet that used artificial intelligence, product expertise and hardware to tackle some of healthcare’s biggest challenges, and was responsible for organizing and innovating Google’s various healthcare initiatives. Before that, Dr. Feinberg served as President and CEO of Geisinger Health and spent more than twenty years at the UCLA, where he served in a number of leadership roles, including President, CEO and Associate Vice Chancellor of UCLA Health Sciences, Vice Chancellor and CEO for the UCLA Hospital System, and CEO of UCLA’s Ronald Reagan Medical Center.

“David is a proven executive with tremendous experience in the healthcare industry, leading organizations focused on technology and digital innovation to improve clinical care,” said Humana Chairman of the Board Kurt J. Hilzinger. “His background, patient-centric mindset, operating experience and expertise in guiding systems transformations will benefit Humana as the Company continues to grow, innovate and execute on its strategy. We are pleased to welcome David to the Humana Board and look forward to benefiting from his perspectives as the Company continues to improve the customer experience, reduce costs and deliver for its shareholders.”

His election brings the number of Humana directors to 14.

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About Humana

Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.

More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:
a.Annual reports to stockholders
b.Securities and Exchange Commission filings
c.Most recent investor conference presentations
d.Quarterly earnings news releases and conference calls
e.Calendar of events
f.Corporate Governance information

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